Exhibit 10.2
WILLIS GROUP HOLDINGS
RESTRICTED SHARE UNITS AWARD AGREEMENT
(Performance-Based Restricted Share Units)
GRANTED UNDER THE HILB ROGAL & HOBBS COMPANY
2007 SHARE INCENTIVE PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)
     THIS RESTRICTED SHARE UNITS AGREEMENT (this “Agreement”), effective as of [INSERT DATE] is made by and between Willis Group Holdings Public Limited Company and any successor thereto, hereinafter referred to as the “Company,” and the individual (the “Associate”) who has duly completed, executed and delivered the Award Acceptance Form, a copy of which is attached hereto as Schedule A and which is deemed to be part hereof (the “Acceptance Form”) and, if applicable, the Agreement of Restrictive Covenants and Other Obligations, a copy of which is set out in Schedule C attached hereto and deemed to be a part hereof;
     WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Committee (as hereinafter defined) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Restricted Share Units (as hereinafter defined) provided for herein to the Associate as an incentive for increased efforts during his term of office with the Company or its Subsidiaries (as hereinafter defined), and has advised the Company thereof and instructed the undersigned officer to prepare said Restricted Share Unit Award;
     NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     Defined terms in this Agreement shall have the meaning specified in the Plan unless the context clearly indicates to the contrary.
Section 1.1 - Act
     “Act” shall mean the Companies Act 1963 of Ireland.
Section 1.2 - Adjusted Earnings Per Share
     “Adjusted Earnings Per Share” shall mean the adjusted earnings per share as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

Section 1.3 - Adjusted Operating Margin
     “Adjusted Operating Margin” shall mean the adjusted operating margin as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.
Section 1.4 - Board
     “Board” shall mean the board of directors of the Company.
Section 1.5 - Cause
     “Cause” shall mean (i) the Associate’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the Associate’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Associate in connection with the Associate’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Associate to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Associate’s restrictive covenants and other obligations as provided in Schedule C to this Agreement (if applicable), in the Associate’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Associate and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Associate’s receipt of such notice.
Section 1.6 - Change of Control
     “Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof) of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) occupation of a majority of the seats (other than vacant seats) on the Board by persons who were neither (i) nominated by the Board nor (ii) appointed by directors so nominated. For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company.

Section 1.7 - Committee
     “Committee” shall mean the Compensation Committee of the Board or any successor thereto.
Section 1.8 - Earned Date
     “Earned Date” shall mean the date that the annual financial results of the Company are issued by the Company.
Section 1.9 - Earned Performance Shares
     “Earned Performance Shares” shall mean Shares subject to the RSUs in respect of which the applicable Performance Objectives, as set out in Section 3.1, have been achieved and shall become eligible for vesting and payment as set out in Section 3.2.
Section 1.10 - Grant Date
     “Grant Date” shall mean [INSERT DATE].
Section 1.11 - Performance Period
     “Performance Period” shall mean [INSERT PERFORMANCE PERIOD].
Section 1.12 - Performance Objectives
     “Performance Objectives” shall mean the performance objectives based on Adjusted Earnings Per Share or Adjusted Operating Margin that are set forth in Section 3.1(a).
Section 1.13 - Permanent Disability
     The Associate shall be deemed to have a “Permanent Disability” if the Associate meets the requirements of the definition of such term, or of an equivalent term, as defined in the Company’s or Subsidiary’s long-term disability plan applicable to the Associate or, if no such plan is applicable, in the event the Associate is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days.
Section 1.14 - Person
     “Person” shall have the meaning ascribed to such term used in Sections 13(d) and 14(d) of the Exchange Act.
Section 1.15 - Plan
     “Plan” shall mean the Hilb Rogal & Hobbs Company 2007 Share Incentive Plan, as amended from time to time.
Section 1.16 - Pronouns
     The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.17 - Restricted Share Unit
     “Restricted Share Units” shall mean a conditional right to receive ordinary shares, par value of $0.000115 each, in the Company (the “Ordinary Shares” or “Shares”) pursuant to Article IX of the Plan and this Agreement upon vesting and settlement, as set forth in Article III of this Agreement.
Section 1.18 - Subsidiary
     “Subsidiary” shall mean a body corporate which is a subsidiary of the Company within the meaning of Section 155 of the Act and a “subsidiary corporation” of that corporation within the meaning of Section 424(f) of the Code.
Section 1.19 - Willis Group
     “Willis Group” shall mean the Company and its Subsidiaries, collectively.
ARTICLE II
GRANT OF RESTRICTED SHARE UNITS
Section 2.1 - Grant of the Restricted Share Units
     Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement including any country-specific provisions set forth in Schedule B to this Agreement, the Company hereby grants to the Associate the number of Restricted Share Units stated in the Acceptance Form (hereinafter called “RSUs”). In circumstances where the Associate is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule C, the Associate agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Associate entering into such agreement.
Section 2.2 - RSU Payment
     The Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of Shares by payment of the nominal value (US$0.000115) per Share. The Committee shall ensure that payment of the nominal value for any Shares underlying the RSUs is received by it on behalf of the Associate at the time the RSUs vest from a Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.
Section 2.3 - Employment Rights
     Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Associate under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The RSUs and the Associate’s participation in the Plan will not be interpreted to form an employment agreement with the Company or any Subsidiary. The Associate hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn or vest in his RSUs as a result of such termination. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 - Adjustments Upon a Change in Ordinary Shares
     In accordance with and subject to Article X of the Plan, in the event that the Shares subject to RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a (i) share dividend, share split-up, subdivision or consolidation of shares or other similar changes in capitalization; or (ii) spin-off, spin-out, split-up, split-off, or other such distribution of assets to shareholders, then the terms of the RSUs shall be adjusted as the Committee shall determine to be equitably required, provided the number of Shares subject to the RSUs shall always be a whole number. Any such adjustment or determination made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.
Section 2.5 - Employee Costs
     The Associate must make full payment to the Company or any Subsidiary by which the Associate is employed (the “Employer”) of all income tax, payroll tax, payment on account, and social insurance contribution amounts (“Tax”), which under federal, state, local or foreign law, it is required to withhold upon vesting, settlement or other tax event of the RSUs. In a case where the Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Associate is liable by virtue of the Associate’s participation in the Plan or any social security contributions recoverable from and legally applicable to the Associate (the “Tax-Related Items”), the Associate shall make full payment to the Employer of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Employer or another Subsidiary to secure that such a payment is made (whether by withholding from the Associate’s wages or other cash compensation paid to the Associate or from the proceeds of the sale of Shares acquired at vesting and settlement of the RSUs).
     In the event that the Associate has not made payment of an amount equal to the Tax-Related Items liability, or entered into arrangements to secure that such a payment is made by the date of vesting or shortly thereafter as agreed by the Company, the Associate hereby authorizes and empowers the Company to act on his behalf and procure and effect the sale of a sufficient number of the Shares arising from the vesting or settlement of the RSUs (or other tax event) and pay out of the sale proceeds the Tax-Related Items liability to the Employer.

ARTICLE III
PERIOD OF PERFORMANCE-BASED AND TIME-BASED VESTING REQUIREMENTS
Section 3.1 - Earning Performance Shares
     (a) Subject to Sections 3.1(c) and (d), the Shares subject to the RSUs shall become Earned Performance Shares as of the Earned Date and shall become eligible to vest and become payable in accordance with the provisions of Section 3.2 if the following Performance Objectives are attained and subject to the Participant being in the employment of the Company or any Subsidiary at each respective date:
     (i) A number of Shares equal to 50% of the Shares subject to the RSUs shall become Earned Performance Shares if in respect to the Performance Period the Company achieves an Adjusted Earnings Per Share of not less than [INSERT VALUE].
     (ii) A number of Shares equal to 50% of the Shares subject to the RSUs shall become Earned Performance Shares if in respect of the Performance Period the Company achieves an Adjusted Operating Margin of not less than [INSERT PERCENTAGE].
     (b) The Associate understands and agrees that the terms under which the RSUs shall become Earned Performance Shares is confidential and the Associate agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Associate’s employment with the Company or one of its Subsidiaries, without the prior written consent of the Company. The Associate’s failure to abide by this condition may result in the immediate cancellation of the RSUs.
     (c) As promptly as practicable following the Performance Period, the Committee shall determine whether the applicable Performance Objectives were attained, and based on such determination, shall declare the number of Shares subject to the RSUs that shall become Earned Performance Shares. Anything to the contrary in this Section 3.1 notwithstanding, the Committee retains sole discretion to determine the number of Shares subject to the RSUs that will become Earned Performance Shares.
     (d) All Shares subject to the RSUs that are not declared by the Committee on the Earned Date to be Earned Performance Shares shall be forfeited immediately.
Section 3.2 - Vesting/Settlement
     (a) Subject to the Associates’ continued employment with the Willis Group through the applicable vesting date (set forth in the left column), the Earned Performance Shares shall vest as follows and become payable in accordance with Section 3.2(g) below:

Percentage of Earned Performance
Date Earned Performance Shares Become Vested	Shares that Become Vested
First anniversary of Grant Date [INSERT DATE]	[INSERT]%

Second anniversary of Grant Date [INSERT DATE]	[INSERT]%

Third anniversary of Grant Date [INSERT DATE]	[INSERT]%

     (b) In the event of a termination of the Associate’s employment with Willis Group any unvested Earned Performance Shares will be forfeited immediately by the Associate, subject to, and except as otherwise specified within, the terms and conditions of Sections 3.2(c) to 3.2(e) below.
     (c) In the event of a termination of the Associate’s employment as a result of death or Permanent Disability, the RSUs shall become fully vested with respect to all Earned Performance Shares on the termination date.
     (d) In the event of a termination of the Associate’s employment for reasons other than death, Permanent Disability or Cause, the Committee may, in its discretion accelerate the vesting of the RSUs over Earned Performance Shares as to all or a portion of the Earned Performance Shares subject thereto. If no determination is made as of the date of termination, then the Earned Performance Shares shall, to the extent not then vested be immediately forfeited by the Associate.
     (e) In the event of a Change of Control (as defined in the Agreement), the RSUs shall not automatically vest and the Committee shall have the sole discretion to accelerate the vesting of unvested Earned Performance Shares without regard to whether the Earned Performance Shares are assumed or substituted by a successor company.
     (f) The Associate agrees to execute and deliver the following agreements or other documents in connection with the grant of the RSUs within the period set forth below:
     (i) the Associate must execute the Agreement of Restrictive Covenants and Other Obligations pursuant to Article VI below, if applicable, and deliver it to the Company within 45 days of the Grant Date;
     (ii) the Associate must execute the form of joint election as described in Schedule B for the United Kingdom and deliver it to his employing company within 45 days of the Grant Date; and
     (iii) the Associate must execute the RSU Award Agreement Acceptance Form and deliver to the Company within 45 days of the Grant Date.
     (g) The Committee may, in its sole discretion, cancel the RSUs if the Associate fails to execute and deliver the agreements and documents within the period set forth in Section 3.2(f) or fails to meet the requirements as set forth in Section 3.1(c).
     (h) Earned Performance Shares that become vested in accordance with this Section 3.2 shall be delivered within one month following the applicable vesting date.
Section 3.3 - Conditions to Issuance of Shares

     The Earned Performance Shares to be delivered upon the vesting of the RSUs, in accordance with Section 3.2 of the Agreement, may be either previously authorized but unissued Shares or issued Shares held by any other person. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for U.S. taxpayers:
     (a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
     (b) The Associate has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.
     Without limiting the generality of the foregoing, the Committee may in the case of U.S. resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the U.S. covering such Shares.
Section 3.4 - Rights as Shareholder
     The Associate shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Associate.
Section 3.5 - Limitation on Obligations
     The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Associate of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Associate for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Associate (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Associate (or his designated entities) or in the certificates themselves.
ARTICLE IV
ADDITIONAL TERMS AND CONDITIONS OF THE RSUs
Section 4.1 - Nature of Award
     In accepting the RSUs, the Associate acknowledges, understands and agrees that:
     (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

     (b) the RSU award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSU awards, even if RSU awards have been granted repeatedly in the past;
     (c) all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;
     (d) the Associate’s participation in the Plan is voluntary;
     (e) the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
     (f) the RSUs and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for, the Employer, the Company or any Subsidiary; and
     (g) the future value of the Shares underlying the RSUs is unknown and cannot be predicted with certainty.
Section 4.2 -No Advice Regarding Grant
     The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Associate’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Associate is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
ARTICLE V
DATA PRIVACY NOTICE AND CONSENT
Section 5 - Data Privacy
     (a) The Associate hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Associate’s personal data as described in this Agreement and any other RSU materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Associate’s participation in the Plan.
     (b) The Associate understands that the Company and the Employer may hold certain personal information about the Associate, including, but not limited to, the Associate’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Associate’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     (c) The Associate understands that Data will be transferred to Morgan Stanley SmithBarney or to any other third party assisting in the implementation, administration and management of the Plan. The Associate understands that the recipients of the Data may be located in the Associate’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Associate’s country. The Associate understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Associate authorizes the Company, Morgan Stanley SmithBarney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Associate understands that Data will be held only as long as is necessary to implement, administer and manage the Associate’s participation in the Plan. The Associate understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Associate understands, however, that refusing or withdrawing his consent may affect the Associate’s ability to participate in the Plan. For more information on the consequences of the Associate’s refusal to consent or withdrawal of consent, the Associate understands that he may contact his local human resources representative.
ARTICLE VI
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 6 - Restrictive Covenants and Other Obligations
     In consideration of the grant of RSUs, the Associate shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule C. In the event the Associate does not sign and return the Agreement of Restrictive Covenants and Other Obligations within 45 days of the Grant Date. the Committee may, in its sole discretion, cancel the RSUs. If no such agreement is required, Schedule C shall state none or not applicable.
ARTICLE VII
MISCELLANEOUS
Section 7.1 - Administration
     The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 7.2 - RSUs Not Transferable
     Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Associate or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.
Section 7.3 - Binding Effect
     The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
Section 7.4 - Notices
     Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: General Counsel
and any notice to be given to the Associate shall be at the address set forth in the RSUs Acceptance Form.
     By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Associate shall, if the Associate is then deceased, be given to the Associate’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Associate resident outside the United States of America or the United Kingdom, sent by facsimile or with a recognized international courier service.
Section 7.5 - Titles
     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 7.6 - Applicability of Plan
     The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. With the exception of the definition of Change of Control, in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 7.7 - Amendment
     This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 7.8 - Governing Law
     This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement.
Section 7.9 - Jurisdiction
     The courts of the state of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably submit to the jurisdiction of such courts; provided, however, where applicable, that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreement shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.
Section 7.10 - Electronic Delivery
     The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Associate hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 7.11 - Language
     If the Associate has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
Section 7.12 - Severability
     The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 7.13 - Schedule B
     The RSUs shall be subject to any special provisions set forth in Schedule B for the Associate’s country of residence, if any. If the Associate relocates to one of the countries included in Schedule B during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Associate, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Schedule B constitutes part of this Agreement.
Section 7.14 - Imposition of Other Requirements
     The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Associate to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 7.15 - Counterparts.
     This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
Section 7.16 - Code Section 409A.
     For purposes of U.S. taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Associate to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Associate, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.
IN WITNESS WHEREOF, the Company and the Associate have each executed this Agreement.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
By:
Name:
Title:

SCHEDULE A
WILLIS GROUP HOLDINGS
RESTRICTED SHARE UNITS AWARD AGREEMENT- ACCEPTANCE FORM
HILB ROGAL & HOBBS COMPANY
2007 SHARE INCENTIVE PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

Name

Number of RSUs Granted

Grant Date	[TBD]
I accept the grant of Restricted Stock Units (RSUs) under the Hilb Rogal & Hobbs 2007 Share Incentive Plan, as amended from time to time and I agree to be bound by the terms and conditions of the Restricted Share Units Agreement dated [TBD].

Signature:

Address:
Once completed, please return one copy of this form to:
General Counsel
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
U.S.A.
This form should be returned to the above address within 45 days of receipt. Your RSUs may be cancelled if your form is not received by that date.

SCHEDULE B
WILLIS GROUP HOLDINGS
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNITS AWARD AGREEMENT
HILB ROGAL & HOBBS COMPANY
2007 SHARE INCENTIVE PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)
Terms and Conditions
This Schedule B includes additional terms and conditions that govern the Restricted Stock Unit Award granted to the Associate under the Hilb Rogal & Hobbs 2007 Share Incentive Plan, as amended from time to time (the “Plan”) if the Associate resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
Notifications
This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Associate’s country as of July 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Associate not rely on the information noted herein as the only source of information relating to the consequences of the Associate’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.
In addition, the information is general in nature. The Company is not providing the Associate with any tax advice with respect to the RSUs. The information is provided below may not apply to the Associate’s particular situation, and the Company is not in a position to assure the Associate of any particular result. Accordingly, the Associate is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Associate’s country apply to the Associate’s situation.
If the Associate is a citizen or resident of a country other than the one the Associate is working in or transfers employment after the Grant Date the information contained in this Schedule B may not be applicable the Associate.
UNITED KINGDOM
Terms and Conditions
Tax Withholding Obligations. The following provisions supplement Section 2.5 of the Agreement:

The Associate agrees that if he or she does not pay or the Employer or the Company does not withhold from the Associate the full amount of Tax-Related Items that the Associate owes at vesting of the RSUs, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Associate to the Employer, effective 90 days after the Taxable Event. The Associate agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Associate, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Associate by the Employer, by withholding in Shares issued upon vesting of the RSUs or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Associate. The Associate also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.
The Associate acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in Section 2.5 of the Agreement, although the Associate acknowledges that the Associate ultimately will be responsible for reporting any income tax or National Insurance Contributions (“NICs”) due on this additional benefit directly to HMRC under the self-assessment regime.
Joint Election. In the case of Associates who are U.K. tax residents, the RSU Award is conditional upon the Associate hereby agreeing to accept any liability for any employer National Insurance contributions (“Employer NICs”) which may be payable by the Employer in connection with the vesting, assignment, release or cancellation of any RSUs. The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 2.5. Without prejudice to the foregoing, the Associate agrees to execute a joint election with Company and/or the Employer (“Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Associate. The Associate further agrees to execute such other joint elections as may be required between the Associate and any successor to the Company and/or the Employer. If the Associate does not make an Election prior to the vesting of the RSUs or if approval to the Election is withdrawn by HMRC and a new Election is not entered into, without any liability to the Company, the Employer or any Subsidiary, the RSUs shall become null and void without any liability to the Company and/or the Employer.
UNITED STATES OF AMERICA
Notifications
Exchange Control Information. If you hold assets (i.e., RSUs, shares) or other financial assets in an account outside of the United States and the aggregate amount of said assets is US$10,000 or more, you are required to submit a report of Foreign Bank and Financial Account (“FBAR”) with the United States Internal Revenue Service by June 30 of the year following the year in which the assets in your account meet the US$10,000 threshold.